Q4/Year-End 2021 Corporate Update Conference call



March 9, 2022

NASDAQ: GOVX

Forward Looking Statements

Certain statements in this presentation may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax's vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

GeoVax Reports 2021 Year-End Financial Results and Provides Corporate Update

Advancing Phase 2 Clinical Trials for Covid-19 and Immuno-Oncology

ATLANTA, GA, March 9, 2022 – GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company developing immunotherapies and vaccines against infectious diseases and cancer, today announced its financial results for the year ended December 31, 2021 and provided an update on product development programs. GeoVax's management will host a live conference call and webcast at 4:30 p.m. Eastern Standard Time on Wednesday, March 9 to discuss financial results and provide a general business update.

- **Two Phase 2 Clinical Trials Underway for SARS-CoV-2**
  - **IND-Enabling Activities Progressing for Pan Coronavirus Vaccine**
- **Phase 2 Clinical Trial Underway for Advanced Head and Neck Cancer**
  - **IND-Enabling Activities Progressing for MUC1-based Cancer Immunotherapy**

David Dodd, GeoVax's Chairman and CEO, commented,

"Our primary corporate focus continues to be on our COVID-19 vaccine and our cancer immunotherapy programs, and the three ongoing Phase 2 clinical trials in those areas represent the achievement of highly important goals we established at the beginning of 2021. As recently communicated in our shareholder update letter in January, our 2022 goals include the acceleration and expansion of these clinical programs focused on generating relevant data as soon as possible. To that end, we have added organizational and operational resources to support advancing through clinical development into regulatory registration. We look forward to providing additional updates as we make progress in these, and other, programs."

GOAL

Strengthen balance sheet to support 2021 goals and operations

ACHIEVED

- Exclusive licenses for Gedeptin® (immuno-oncology vaccine)
- Exclusive licenses for GEO-CM04S1 (Covid-19 vaccine)
- Advanced internal development programs



GeoVax®
Vaccines Serving Humanity



Vaccines Serving Humanity

2021

What we set out to do.

What we did.

2022

What's next.

GeoVax

GeoVax Announces $10 Million Private Placement

ATLANTA, GA, January 14, 2022 — GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cancer immunotherapies, announced today that it has entered into a securities purchase agreement with a single institutional investor to raise approximately $10.0 million through the private placement of 707,484 shares of common stock, 2,360,000 pre-funded warrants to purchase common stock and accompanying warrants to purchase an aggregate of up to 3,067,484 shares of common stock. Each share of common stock (or pre-funded warrant in lieu thereof) is being sold together with an accompanying warrant at a combined effective purchase price of $3.26. The warrants will be exercisable immediately at an exercise price of $3.26 per share and will expire five years from the date of issuance. The closing of the private placement is expected to occur on January 19, 2022, subject to the satisfaction of certain customary closing conditions set forth in the securities purchase agreement.

Immuno-Oncology Vaccine:
Gedeptin®

GeoVax
Vaccines Serving Humanity

Phase 2 : Advanced Head and Neck Cancers

- FDA orphan drug status granted
- Bring on additional clinical sites to accelerate patient enrollment
- Evaluating broader use of Gedeptin in conjunction with Immune Checkpoint Inhibitors (ICIs)



COVID-19 and Variants

GOAL | Achieve clinical development status within 12-18 months

ACHIEVED | Licensed GEO-CM04S1, Covid-19 vaccine; currently in two Phase 2 trials



GeoVax®
Vaccines Serving Humanity

COVID Vaccine:
GEO-CM04S1

Phase 2 : For the Immunocompromised

- 1st trial to specifically evaluate a Covid-19 vaccine in patients with weakened immune systems
- Direct comparison to the Pfizer/BioNTech mRNA vaccine



COVID Vaccine: GEO-CM04S1

Phase 2: Booster

- For healthy population fully vaccinated with an mRNA vaccine
- Potential for broader and more durable protection versus a 3rd or 4th mRNA dose



Financial Update


GeoVax

GeoVax Labs, Inc.
Consolidated Statements of Operations Information
(amounts in thousands, except share and per share information)

	Year Ended December 31, 2021		Year Ended December 31, 2020	
Grant and collaboration revenue	$	385	$	1,823
Operating expenses				
Research and development		15,554		2,444
General and administrative		3,577		2,196
		19,131		4,640
Loss from operations		(18,746)		(2,817)
Other income (expense), net		176		(141)
Net loss	$	(18,570)	$	(2,958)
Loss per common share	$	(3.04)	$	(2.14)

GeoVax Labs, Inc.

Consolidated Balance Sheet Information

(amounts in thousands, except share information)

	December 31,			
	2021		2020	
Assets				
Cash and cash equivalents	$	11,424	$	9,884
Other current assets		205		351
Total current assets		11,629		10,235
Property and other assets, net		168		159
Total assets	$	11,797	$	10,394
Liabilities and stockholders' equity				
Total liabilities	$	7,435	$	825
Stockholders' equity		4,362		9,569
Total liabilities and stockholders' equity	$	11,797	$	10,394
Common shares outstanding		6,381,541		3,832,892

GeoVax Vaccines Serving Humanity

Q&A Session



2022

Focus.

- Successfully advance the three Phase 2 clinical programs in support of Gedeptin® and GEO-CM04S1
- Ensure appropriate resources to support the IND-enabling initiatives of our priority internal programs and operational enhancements and developments





GeoVax®

Vaccines Serving Humanity